PRESS RELEASE

                                  JULY 21, 2006

             LIBERTY SAVINGS BANK, F.S.B. ANTICIPATES COMPLETION OF
                             SECOND-STEP CONVERSION
 UPON COMPLETION OF CONVERSION, LIBERTY SAVINGS BANK, F.S.B. TO CHANGE ITS NAME
  TO BANKLIBERTY; LIBERTY BANCORP, INC. TO TRADE UNDER THE TICKER SYMBOL "LBCP"

LIBERTY, MISSOURI - Liberty Savings Bank, F.S.B. (OTCBB: LBTM-News) announced today that it and Liberty Bancorp, Inc. have received regulatory approval to complete the conversion from the mutual holding company form of organization to the stock form of organization (the "second-step conversion"). The second-step conversion is expected to be completed following the close of business today. Upon the completion of the second-step conversion, Liberty Savings Bank, F.S.B. will change its name to BankLiberty and will become a wholly owned subsidiary of Liberty Bancorp, Inc.

Trading of Company common stock is expected to begin on the Nasdaq Capital Market on July 24, 2006 under the ticker symbol "LBCP."

A total of 2,807,383 shares of common stock will be sold in the stock offering at the price of $10.00 per share. In addition, a total of approximately 1,952,790 shares will be issued to existing minority shareholders of Liberty Savings Bank, F.S.B., which represents an exchange ratio of 3.5004. Total shares outstanding after the stock offering and the exchange will be approximately 4,760,173 shares.

Sander O'Neill & Partners, L.P. acted as financial advisor to Liberty Savings Bank, F.S.B. Muldoon Murphy & Aguggia LLP of Washington, D.C. acted as legal counsel to Liberty Savings Bank, F.S.B.

Liberty Bancorp, Inc. is headquartered in Liberty, Missouri and operates the Bank with six banking centers servicing the communities of Clay, Clinton, Platte and Jackson Counties in Missouri. For more information regarding the Bank's products and services, please visit www.banklibertykc.com.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, delays in the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that could adversely affect the business of the Bank and Company and changes in the securities markets. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.

THIS RELEASE IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.

THE SHARES OF COMMON STOCK ARE NOT DEPOSITS OR SAVINGS ACCOUNTS, MAY LOSE VALUE AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR DEPOSITORS INSURANCE FUND.

CONTACT:    Brent M. Giles
            President and Chief Executive Officer
            Liberty Bancorp, Inc.
            BGiles@LibertySB.com
            (816) 781-4822